Exhibit (n)(4)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

Main Street Capital Corporation

We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) the consolidated financial statements of Main Street Capital Corporation (a Maryland corporation) referred to in our report dated February 27, 2015, which is included in the Registration Statement and Prospectus Supplement. Our audits of the basic financial statements include the Senior Securities table included in the Registration Statement and Prospectus Supplement on page S-54, which is the responsibility of the Company’s management. In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ GRANT THORNTON LLP

Dallas, Texas

March 9, 2015